EXHIBIT 20.1

Alliance Laundry Systems Income Fund—Initial Public Offering of Trust Units

RIPON, WI (October 1, 2002) Alliance Laundry Systems Income Fund (the “Fund”) and Alliance Laundry Systems LLC (the “Company”) announced today that the Fund has filed a preliminary prospectus with securities regulators across Canada. The Fund has been created to acquire an indirect ownership interest in the Company and will make monthly distributions of its available cash to the holders of its units.

The Fund expects to use the net proceeds from the initial public offering to acquire an indirect ownership interest in the Company. The Company expects to use the proceeds from the sale of such ownership interest to reduce existing debt and acquire other securities and to ultimately provide it with the flexibility to fund future acquisitions and product development. Specifically, the Company currently intends to commence a tender offer to repurchase its outstanding 9 5/8% Senior Subordinated Notes. The tender offer will be conditioned upon the completion of the units offering by the Fund and the Company’s receipt of sufficient funds from the sale of an indirect ownership interest to the Fund. The closing of the public offering is subject to regulatory approval.

The units of the Fund have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Certain statements in this press release may constitute “forward-looking” statements which involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of Alliance Laundry Systems Income Fund or Alliance Laundry Systems LLC, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this press release, such statements use such words as “may”, “will”, “expect”, “anticipate”, “project”, “believe”, “plan” and other similar terminology. The risks and uncertainties with respect to the Fund are detailed from time to time in reports filed with the securities regulatory authorities in all of the provinces and territories of Canada. The risks and uncertainties with respect to the Company are detailed from time to time in reports filed with the United States Securities and Exchange Commission. New risk factors may arise from time to time and it is not possible for management to predict all of those risk factors or the extent to which any factor or combination of factors may cause actual results, performance and achievements of the Fund or Company to be materially different from those contained in forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Alliance Laundry Systems LLC is a leading designer, manufacturer and marketer of commercial laundry equipment in North America and worldwide. The Company’s equipment is used in laundromats and multi-housing laundries, universities, military installations and on-premise laundries under the brands of Ajax, Huebsch, Speed Queen and UniMac.

Alliance Laundry Systems Income Fund has been newly created to acquire an indirect ownership interest in Alliance Laundry Systems LLC and will make monthly distributions of its available cash to the holders of its units.

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